CIBT EDUCATION GROUP INC.
STOCK OPTION AND STOCK BONUS PLAN

1.     PURPOSE OF THE PLAN

The Company hereby establishes a stock option and stock bonus plan for the directors and officers of the Company and its subsidiaries and the Service Providers, to be known as the “Stock Option and Stock Bonus Plan”. The purpose of the Plan is to give the Company’s board of directors the ability to (i) provide the directors and officers of the Company and of its subsidiaries and Service Providers the opportunity to participate in the progress of the Company by granting to such individuals options to buy shares of the Company; and (ii) provide additional compensation by issuing to such individuals bonus common shares in the capital of the Company.

2.     DEFINITIONS

In this Plan, the following terms shall have the following meanings:

“Affiliate” has the same meaning as “affiliates” as found in the TSX Company Manual.

“Amendment Procedure” has the meaning given in section 5.1.

“Associate” has the same meaning as found in the Securities Act (British Columbia).

“Black-Out Period” means a time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company, including any Optionee.

“Black-Out Expiration Term” means the ten business days following the end of the Black-Out Period.

“Board” means the board of directors of the Company or, in the appropriate circumstances, any duly appointed committee thereof.

“Bonus Shares” has the meaning given in section 8.1 of this Plan.

“Change of Control” means the occurrence of any one or more of the following events:

(a)
a consolidation, merger, amalgamation, plan of arrangement or other reorganization or acquisition involving the Company or any of its Affiliates, and another corporation or other entity, as a result of which the holders of outstanding Shares prior to the completion of the transaction hold less than 50% of the outstanding Voting Securities of the successor corporation after completion of the transaction;

(b)
the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Company and its subsidiaries on a consolidated basis, to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Company in the course of a reorganization of the assets of the Company and its subsidiaries;

(c)	the Board adopts a resolution to wind-up, dissolve or liquidate the Company;

(d)
any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires directly or indirectly or acquires control or direction over (including, without limitation, the right to vote or direct the voting of) Voting Securities of the Company which, when added to the Voting Securities owned directly or indirectly of record or beneficially by the Acquiror or which the Acquiror has control or direction over, would entitle the Acquiror and/or its Associates and/or its Affiliates to cast or to direct the casting of 20% or more of the votes attached to all of the Company’s outstanding Voting Securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors);

(e)
during any period of two consecutive years individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company then still in office who either were directors of the Company at the beginning of the two-year period or whose election or nomination for election was previously so approved (but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board), cease for any reason to constitute at least a majority of the Board; or

(f)
the Board adopts a resolution determining, in its discretion, that a Change of Control, or another event that would materially alter the structure of the Company or its ownership, has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means the Shares and any other securities which entitle their holders to vote for the election of directors of the Company, and shall include any security, whether or not issued by the Company, which are not shares or securities entitled to vote for the election of directors but are convertible into or exchangeable for shares or securities which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

“Committee” means the compensation committee of the Board, or any other committee of the Board established to monitor and recommend on compensation matters; or in absence of any such committee, the Board itself.

“Company” means CIBT Education Group Inc. and its successors.

“Corporate Reorganization” has the meaning given in section 6.3.

“Disability” means any disability with respect to an Optionee which the Committee, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)
being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(b)	acting as a director or officer of the Company or its subsidiaries.

“Disinterested Shareholder Approval” means disinterested shareholder approval as defined in the policies of the Exchange.

“Exchange” means the Toronto Stock Exchange and, if applicable, any other stock exchange or securities market on which the Shares are listed.

“Expiry Date” means the date set by the Committee under section 3.3 of this Plan, representing the last date on which an Option may be exercised.

“Grant Date” means the date specified in an Option Agreement as the date on which an Option is granted.

“Insider” has the same meaning as found in the Securities Act (British Columbia) and also includes Associates and Affiliates of the Insider.

“Market Price” of Shares at any time means the average closing price of the Shares on the Exchange or, if the Shares are not listed on the Exchange, such other stock exchange or securities market on which Shares are listed as is selected by the Committee, on the five trading days (on which at least one board lot of the Shares was traded) prior to such date.

“Offer” has the meaning given in section 7.1.

“Option” means an option to purchase Shares granted pursuant to this Plan.

“Option Agreement” means an agreement, in substantially the form attached hereto as Schedule A, whereby the Company grants an Option to an Optionee.

“Option Price” means the price per Option Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of section 6 of this Plan.

“Option Shares” means the aggregate number of Shares which an Optionee may purchase under an Option.

“Optionee” means each of the directors, officers and Service Providers granted an Option pursuant to this Plan and their heirs, executors and administrators.

“Plan” means this stock option and stock bonus plan.

“SARs” or “Stock Appreciation Rights” mean rights which may be granted by the Company in conjunction with an Option, entitling the Optionee to receive Shares equal to the appreciation in value of the Company’s Shares since the Grant Date, upon the surrender of the Option by the Optionee.

“Service Provider” means:

(a)	an employee of the Company or any of its subsidiaries;

(b)	any other person or company engaged to provide ongoing management or consulting services for the Company or for any entity controlled by the Company; and

(c)	any person who is providing ongoing management or consulting services to the Company or to any entity controlled by the Company indirectly through a company that is a Service Provider.

“Share Reorganization” has the meaning given in section 6.1.

“Shares” means the common shares in the capital of the Company as constituted on the date of this Plan provided that, in the event of any adjustment pursuant to section 6 of this Plan, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

“Special Distribution” has the meaning given in section 6.2.

“Unissued Option Shares” means the number of Shares, at a particular time, which have been allotted for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 6 of this Plan, such adjustments to be cumulative.

3.     OPTION GRANTS AND TERMS OF OPTIONS

3.1   Grants

The Committee will have the authority to grant Options to directors and officers of the Company and any of its subsidiaries and to Service Providers and to determine the limitations, restrictions and conditions, if any, in addition to those set out in this Plan, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Optionee’s rights in respect of Shares acquired upon exercise of an Option may be forfeited.  An Optionee may receive Options on more than one occasion under this Plan and may receive separate Options on any one occasion.  In addition, the Committee may determine when any Option will become exercisable and may determine that the Option will be exercisable in instalments or pursuant to a vesting schedule.

3.2   Black-Out Period

Except where not permitted by the Exchange, where an Option expires during a Black-Out Period or during the Black-Out Expiration Term, the term of such Option shall be extended to the date which is five business days following the end of the applicable Black-Out Expiration Term.

3.3   Option Terms

The Option Price for each Option shall be not less than the Market Price on the Grant Date.  The Expiry Date for each Option shall be set by Committee on the Grant Date, and, subject to section 3.2 above, shall not be more than 10 years from the Grant Date.  Any Options which are exercised, expired or terminated will be available for re-granting under this Plan.  Options shall be non-assignable and non-transferable, and subject to such vesting provisions as the Committee in its sole discretion shall determine.

3.4   Limits on Shares Issuable on Exercise of Options

Subject to amendment pursuant to section 5.2, the maximum number of Shares which may be issuable pursuant to Options granted under this Plan shall be equal to, but will not exceed at any time, 10% of the total number of the issued and outstanding Shares as of the Grant Date on a non-diluted basis.  The Committee may from time to time place limits on the maximum number of Shares which may be issuable pursuant to Options granted under this Plan to any particular Optionee or category of Optionees. The Company is restricted from issuing in any one year period, or having issuable at any time, to Insiders more than 10% of the issued and outstanding Shares when combined with all of the Company’s other security based compensation arrangements with Insiders, unless the Company obtains disinterested shareholder approval pursuant to the policies of the Exchange.

3.5   Option Agreements

Each Option shall be confirmed by the execution of an Option Agreement.  Each Optionee shall have the option to purchase from the Company the Option Shares within the time and in the manner set out in this Plan and in the Option Agreement applicable to that Optionee.  The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

4.     EXERCISE OF OPTION

4.1   Manner of Exercise

An Option shall be exercisable by the Optionee delivering to the Company a written notice specifying the number of Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Share.  Upon the Company’s receipt of such notice and payment there will be a binding contract for the issue of the Option Shares in respect of which the Option is exercised, upon and subject to the provisions of this Plan.  Delivery of the Optionee’s cheque payable to the Company in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case:

(a)	the Option shall not have been validly exercised; and

(b)	the Option shall no longer be exercisable unless the Committee determines otherwise.

4.2   General Rule

Subject to section 4.3 of this Plan, and any vesting restrictions applicable to the exercise of an Option as stated in the Option Agreement governing such Option, an Option may be exercised to purchase any number of Shares up to the number of Unissued Option Shares at any time after the Grant Date up to 5:00 p.m. (Vancouver time) on the Expiry Date.

4.3   Termination of Affiliation

If an Optionee ceases to be a director or officer of the Company or its subsidiaries or a Service Provider, each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option as follows:

(a)
Resignation or Ceasing to Hold Office.  If the Optionee, or in the case of an Option granted to any Optionee who satisfies the definition of Service Provider, the Optionee’s employer, ceases to be employed or engaged by the Company and any of its subsidiaries (including by way of voluntary resignation or retirement as a director, officer or Service Provider), each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date which is 30 days after the Optionee ceases to be a director or officer of the Company and its subsidiaries or Service Provider;

(b)
Death.  Notwithstanding subsection 4.3(a) of this Plan, if the Optionee ceases to be a director or officer of the Company and any of its subsidiaries or a Service Provider due to death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to the Company or to any subsidiary of the Company, each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date which is 12 months after the date of death or Disability; and

(c)
For Cause.  Notwithstanding subsection 4.3(a) of this Plan, if the Optionee, or, in the case of an Option granted to an Optionee who satisfies the definition of Service Provider, the Optionee’s employer:

(i)
ceases to be employed or engaged by the Company and any of its subsidiaries for cause, as that term is determined by the Board, or interpreted by the courts of the jurisdiction in which the Optionee or Optionee’s employer is employed or engaged if subject to court review;

(ii)
ceases to be a director or officer of the Company and any of its subsidiaries or a Service Provider by order of any securities commission, recognized stock exchange, or any regulatory body having jurisdiction to so order;

(iii)	ceases to provide investor relations services if the Optionee’s primary function with the Company was the provision of such services; or

(iv)	ceases to be eligible to hold office as a director of the Company and any of its subsidiaries under the provisions of the applicable corporate statute,

each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date on which the Optionee ceases to be a director or officer of the Company and any of its subsidiaries or a Service Provider.

4.4   Exclusion from Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee, or, in the case of an Option granted to an Optionee who falls under the definition of Service Provider, the Optionee’s employer, retires, resigns or is terminated from employment or engagement with the Company and any of its subsidiaries, the loss of the right to purchase Shares pursuant to section 4.3 of this Plan shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

4.5   Accelerated Vesting and Termination

The Company may, during the term of any Option, give at least 30 days notice in writing to all of the Optionees that (i) all Options outstanding under this Plan that have not vested as at the time of the notice are immediately deemed vested, or (ii) all Options outstanding under this Plan that have not been exercised shall cease and terminate and be of no further force and effect unless the Optionees exercise such Options before their termination on the 30th day after delivery of the notice.

4.6   Statutory Deductions

Upon the exercise of an Option, the Company may, if required by law, remit to the appropriate government authority all applicable statutory deductions and if the Company does so, the Option Holder shall pay the Company an equivalent amount before receiving a certificate representing the Shares acquired upon exercise of the Option.

5.     AMENDMENT PROCEDURES

5.1   Amendment Procedure

The Company retains the right to amend or terminate the terms and conditions of this Plan or any Option Agreement, as applicable, by resolution of the Committee (the “Amendment Procedure”).  Any amendment to this Plan shall apply to Options granted after the effective date of such amendment, provided that it may apply to any outstanding Options with the mutual consent of the Company and the Optionees to whom such Options have been granted.  Without limiting the generality of the foregoing, the Committee may use the Amendment Procedure without seeking shareholder approval when:

(a)	altering, extending or accelerating the terms and conditions of vesting of any Options;

(b)	extending the Expiry Date of Options (other than Options held by Insiders);

(c)	accelerating the Expiry Date of Options;

(d)
amending or modifying the mechanics of exercise of Options as set forth in Section 4, provided however, if no corresponding SAR was granted, payment in full of the Option Price for the Shares shall not be so amended or modified;

(e)
effecting amendments of a “housekeeping” or administerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error, inconsistency or omission in or from this Plan or any Option Agreement;

(f)	effecting amendments necessary to comply with the provisions of applicable laws (including, without limitation, the rules, regulations and policies of the Exchange);

(g)	effecting amendments respecting the administration of this Plan;

(h)	effecting amendments necessary to suspend or terminate this Plan; and

(i)	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules, regulations, and policies of the Exchange).

5.2   Shareholder Approval

Disinterested Shareholder Approval will be required for the following types of amendments:

(a)	amendments that increase the number of Shares or Bonus Shares issuable under this Plan, except such increases by operation of Section 6 of this Plan;

(b)	any reduction in the Option Price of an Option held by an Insider at the time of the proposed amendment;

(c)	any extension of the Expiry Date of an Option held by an Insider at the time of the proposed extension; and

(d)	amendments to this Part 5, and other amendments required to be approved by shareholders under applicable law or pursuant to the rules, regulations and policies of the Exchange.

6.     ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

6.1   Share Reorganization

Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a “Share Reorganization”) then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)
a fraction the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)
the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in subsection (a)(ii).

6.2   Special Distribution

Subject to the prior approval of the Exchange, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares:

(a)	shares of the Company, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board has determined to be outside the normal course); or

(d)	rights, options or warrants,

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option, the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Committee in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Shares as a result of such Special Distribution.

6.3   Corporate Reorganization

Whenever there is:

(a)
a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in sections 6.1 or 6.2 of this Plan;

(b)
a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Company’s undertaking and assets become the property of another corporation;

(any such event being herein called a “Corporate Reorganization”) the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in this Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares.

6.4   No Fractional Shares

No fractional Shares shall be issued upon the exercise of the Options and accordingly, if as a result of a Share Reorganization or Corporate Reorganization, an Optionee would become entitled to a fractional Share, such Optionee shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made with the fractional interest so disregarded.  Additionally, no lots of Shares in an amount less than 500 Shares shall be issued upon the exercise of the Option unless such amount of Shares represents the balance left to be exercised under the Option.

7.     TAKE-OVER BIDS AND CHANGES OF CONTROL

7.1   Effect of a Take-Over Bid

If a bona fide offer (an “Offer”) for Shares is made to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act (British Columbia), the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Options outstanding under this Plan that have not vested at the time of such Offer will become immediately vested and any such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise, pursuant to the Offer.

However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Shares received upon such exercise, or in the case of clause (b) above, the Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Shares were to become vested pursuant to this section shall be reinstated.  If any Shares are returned to the Company under this section 7.1, the Company shall immediately refund the Option Price to the Optionee for such Shares.

7.2   Acceleration of Expiry Date

If, at any time when an Option granted under this Plan remains unexercised, an Offer is made by an offeror, the Committee may declare, upon notifying each Optionee of full particulars of the Offer, that all Options outstanding under this Plan that have not vested at the time of such declaration are immediately deemed vested and that all Options outstanding under this Plan that have not been exercised shall cease and terminate and be of no further force and effect unless the Optionees exercise such Options before their termination on the date when Shares must be tendered pursuant to the Offer, provided such Offer is completed.

7.3   Effect of a Change of Control

In the event of a Change of Control, all Options outstanding under this Plan that have not vested at the time of such Change of Control will become immediately vested, whereupon Optionees holding such Options may immediately exercise in whole or in part such Options.  Furthermore, the Committee may, upon notifying each Optionee of a Change of Control, declare that all Options outstanding under this Plan that have not been exercised shall cease and terminate and be of no further force and effect unless the Optionees exercise such Options before their termination on the date on which the Change of Control occurs, provided such Change of Control does occur.

However, if the Change of Control does not occur, the Shares received upon such exercise may be returned by the Optionee to the Company and the Company shall reinstate such returned Shares as authorized but unissued Shares, reinstate the Option(s) in respect of such returned Shares as if it had not been exercised and reinstate the terms upon which such Shares were to become vested pursuant to the relevant Option Agreement.

If any Shares are returned to the Company under this section 7.3, the Company shall immediately refund the exercise price to the Optionee for such Shares.

8.     BONUS SHARES

8.1   Allotment and Issuance

The Committee may allot, issue and deliver Shares (“Bonus Shares”), from time to time in each calendar year, in such amounts as the Committee deems fit, in an aggregate annual amount of up to 2% of the number of issued and outstanding Shares as at December 31st of the year in respect of which the Bonus Shares are being issued, to those directors and officers of the Company or any of its subsidiaries and Service Providers whom the Committee deems to have provided extraordinary contributions to the advancement of the Company.

The Bonus Shares available for distribution in any year will not be included for the purposes of calculating the amounts set out in section 3.4 of this Plan.

8.2   Consideration

The Bonus Shares will be issued in consideration of the fair value of the extraordinary contribution to the Company by the recipient, as determined by the Committee, in its discretion, and shall be issued at a deemed price determined by the Committee at the time of issuance of such Bonus Shares, but such price shall not be less than the Market Price on the trading day immediately preceding the day on which the Bonus Shares are issued.  No Bonus Shares shall be issued at a time when it is unlawful to fix the price for such Bonus Shares.

8.3   Committee Discretion

Nothing in this Plan shall require the issue or distribution of any Bonus Shares in any given year or the distribution to any particular person of Bonus Shares at any time.  The receipt by a recipient in any year of Bonus Shares shall not create any entitlement to a receipt of Bonus Shares by such recipient in any other year.  No person shall have any right to receive a distribution Bonus Shares in a year, whether or not other persons receive Bonus Shares in such other year.  The pool of Bonus Shares available for any given year, if not distributed, shall cease to be available at the end of such year and shall not accumulate or be available for any succeeding year.

9.     STOCK APPRECIATION RIGHTS

9.1   Grants of SARs

The Committee may grant SARs to any Optionee in conjunction with any grant of Options.  Each grant of SARs shall be confirmed within the Option Agreement pertaining to such Options.

9.2   Exercise of SARs

An Optionee may only exercise a SAR at the same time, and to the same extent, that the Option related thereto is exercisable.  Upon the exercise by an Optionee of any SAR, the corresponding portion of the related Option shall be surrendered to the Company.  On the exercise of a SAR, the Optionee shall be entitled to receive such quantity of Shares equal to the excess, if any, of (i) the Market Price of Shares entitled to be acquired upon exercise of such Option as of the date of exercise of the Option, over (ii) the exercise price of such Option.  For clarity, and by way of example only, if an Optionee is granted Options to purchase 10,000 Shares at $1.00, he may choose to exercise such Option and the corresponding SAR when the Company’s Shares are trading at $1.50, and thereby receive in consideration for the surrender of such Option receive 3,333 Shares from the Company [((10,000 x $1.50) – (10,000 x $1.00)) / $1.50].

9.3   Other Terms

(a)	The provisions of this Plan applicable to Options apply equally to SARs, including section 4.3.

(b)	No SAR may be exercised beyond the stated Expiry Date of the corresponding Option.

(c)	SARs shall terminate and cease to be exercisable on the termination of the corresponding Option. SARs shall not be transferable except to the extent the corresponding Option is transferable.

10.     MISCELLANEOUS

10.1   Form of Notice

A notice given to the Company shall be in writing, signed by the Optionee and delivered to the corporate secretary of the Company.

10.2   Right to Employment

Neither this Plan nor any of the provisions hereof shall affect in any way the Optionee’s right to continued employment with the Company or its subsidiaries or the Company’s right to terminate such employment.

10.3   No Assignment

No Optionee may assign any of his rights under this Plan.

10.4   Conflict

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

10.5   Time of Essence

Time is of the essence of this Plan and of each Option Agreement.  No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

10.6   Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to an Option and supersedes all prior agreements, undertakings and understandings, whether oral or written.

SCHEDULE A

CIBT EDUCATION GROUP INC.

OPTION AGREEMENT

This Option Agreement is entered into between CIBT Education Group Inc. (the “Company”) and the Optionee named below pursuant to the Company’s stock option and stock bonus plan (the “Plan”), a copy of which is attached hereto, and confirms that:

(a)	on _________________, ______ (the “Grant Date”);

(b)	________________________________ (the “Optionee”);

(c)	was granted the option to purchase ____________ common shares of the Company (the “Option Shares”);

(d)	for the price (the “Option Price”) of $__________ per share;

(e)	which will become exercisable up to, but not after ___________, _____ (the “Expiry Date”), as follows:

(i)	up to ____________ Option Shares after ______________;

(ii)	up to ____________ Option Shares after ______________;

(iii)	up to ____________ Option Shares after ______________; and

(iv)	up to ____________ Option Shares after ______________,

(f)	to which Stock Appreciation Rights do / do not (circle applicable choice) apply,

all on terms and subject to the conditions set out in the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties have executed this Option Agreement as of the _____ day of ___________________, _________.

CIBT EDUCATION GROUP INC. by its authorized signatory:
____________________________________	__________________________________________
Optionee